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                                  EXHIBIT 99.2


                  . NEVADA MANHATTAN MINING INC. CONTRACTS WITH
               METSA TIMBER FOR TIMBER DISTRIBUTION AND MANAGEMENT

CALABASAS, CA., March 11, 1998 - Nevada Manhattan Mining Inc. (OTC BB: NVMH) has executed an agreement with Metsa Timber Ltd. Metsa Timber group is Europe's leading sawmilling group with a 1997 production of 2 million cubic meters of sawn timber in its 13 European units. Metsa Timber group reported net sales of $525 million USD in 1997. Nevada Manhattan controls over 1.5 million acres of hardwood timber forests in Brazil and is already in production.

According to the agreement, Nevada Manhattan has granted Metsa Timber the distribution and sales rights for the output of timber and timber related products of its Brazilian subsidiary, Equatorial Resources. Metsa Timber's extensive marketing areas include the United Kingdom, France, Italy, Germany, Denmark, The Netherlands, Japan, Greece, Northern Africa and Arab countries. The agreement also provides Nevada Manhattan with management and development assistance which will be provided through one of Metsa's sister subsidiaries, FWI Wood International.

"This agreement should play a significant role in our strategy to propel the Company to a level of increased cash flow by facilitating continued growth and success of our timber operations," stated Jeffrey S. Kramer, COO of Nevada Manhattan.

The agreement also expresses compliance with international guidelines for sustainable forestry. In order to achieve this goal, Nevada Manhattan has commenced a development project for an Eco-Efficiency Model through Eco Rating International, Zurich, Switzerland to help insure that its timber harvesting and milling operations in Brazil adhere to ecologically sound practices. Eco Rating International is one of the private sector's environmental rating agencies specializing in evaluating the environmental performance of a project, firm or product through an in-depth analysis yielding a numerical score. Eco Rating International has completed more than 50 evaluations in a variety of industries, ranging from forestry to waste management.

The Metsa Timber Group is a division of the Metsaliitto Group which is one of Europe's largest forest industry enterprises focusing on wood trading and forest products manufacturing. The Metsaliitto Group reported net sales of $4.86 billion USD in 1997. It has manufacturing operations in Europe, and its products are marketed worldwide.

Nevada Manhattan Mining Inc. is a diversified, environmentally responsible global natural resource company. Its mission is to continue building an international natural resource company by acquiring, developing and operating rich resource assets, converting them to significant cash flow generators, thus enhancing shareholder value. The Company may develop these assets on its own or in conjunction with selected strategic partners.

For more  information on Nevada Manhattan  Mining,  contact Yvonne S. Cambere at
818/591-4400,       or      fax       818/591-4411       or       e-mail      at
administration@nevadamanhattan.com or visit Nevada Manhattan Mining's website at www.nevadamanhattan.com.